As filed with the Securities and Exchange Commission on September 28, 2007

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAROLINA BANK HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	56- 2215437
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

528 College Road

Greensboro, North Carolina 27410

(336) 288-1898

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Carolina Bank Holdings, Inc. 2007 Incentive Stock Option Plan

(Full title of the plans)

ROBERT T. BRASWELL

PRESIDENT AND CHIEF EXECUTIVE OFFICER

CAROLINA BANK HOLDINGS, INC.

2604 LAWNDALE AVENUE

GREENSBORO, NORTH CAROLINA 27408

(336) 288-1898

(Name and address of agent for service)

WITH COPIES TO:

TODD H. EVESON, ESQ.

GAETA & EVESON, P.A.

8305 FALLS OF NEUSE ROAD, SUITE 203

RALEIGH, NORTH CAROLINA 27615

(919) 845-2558

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock $1.00 Par Value	36,420	$10.82	$394,065	$12.10

(1)	Pursuant to Rule 457(c) and Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the average of the bid and asked prices as reported on a date within five (5) days of September 28, 2007.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory Note

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006 as filed with the Commission on March 23, 2007; and

(b)	Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, as filed with the Commission on May 13, 2007 and July 27, 2007, respectively; and

(c)	Registrant’s Current Reports on Form 8-K filed since January 1, 2007.

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he as adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description
3.1	Registrant’s Articles of Incorporation (incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Commission on April 2, 2001).

3.2	Registrant’s Bylaws (incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Commission on April 2, 2001).

4.1	Specimen of Registrant’s Common Stock certificate (incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Commission on April 2, 2001).

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Cherry Bekaert & Holland LLP (filed herewith).

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

99.1	Carolina Bank Holdings, Inc. 2007 Incentive Stock Option Plan (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 as filed with the Commission on July 27, 2007.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information with respect to the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on September 28, 2007.

CAROLINA BANK HOLDINGS, INC.

By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY

/s/ Robert T. Braswell	President and Chief Executive Officer
Robert T. Braswell

/s/ T. Allen Liles	Chief Financial Officer and Principal
T. Allen Liles	Accounting Officer

/s/ J. Alexander S. Barrett*	Director
J. Alexander S. Barrett

/s/ Gary N. Brown*	Director and Vice Chairman
Gary N. Brown

/s/ George E. Carr*	Director
George E. Carr

/s/ Marlene H. Cato*	Director
Marlene H. Cato

/s/ John D. Cornet*	Director and Chairman
John D. Cornet

/s/ James E. Hooper*	Director
James E. Hooper

/s/ Kenneth C. Mayer, Jr.*	Director
Kenneth C. Mayer, Jr.

/s/ T. Gray McCaskill*	Director
T. Gray McCaskill

/s/ Julius L. Young*	Director
Julius L. Young

/s/ Wayne Thomas*	Director
Wayne Thomas

* By:	/s/ Robert T. Braswell
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Registrant’s Articles of Incorporation (incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Commission on April 2, 2001).

3.2	Registrant’s Bylaws (incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Commission on April 2, 2001).

4.1	Specimen of Registrant’s Common Stock certificate (incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the Commission on April 2, 2001).

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Cherry Bekaert & Holland LLP (filed herewith).

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

99.1	Carolina Bank Holdings, Inc. 2007 Incentive Stock Option Plan (incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 as filed with the Commission on July 27, 2007.